UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

STANDARD PARKING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

2009

STANDARD PARKING CORPORATION

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	July 30, 2009
Time:	8:00 a.m., local time
Place:	The Whitehall Hotel 105 East Delaware Place Chicago, Illinois 60611
Proposals:	1. Election of our directors 2. Ratify the appointment of independent auditors
Record Date:	July 17, 2009
Voting Methods:	Written ballot—Complete and return proxy card In person—Attend and vote at the meeting

        Stockholders will also transact any other business properly brought before the meeting. At this time, our Board of Directors knows of no other proposals or matters to be presented.

        Only stockholders of record at the close of business on July 17, 2009 will be entitled to notice of, and to vote at, any meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at our headquarters for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

On behalf of the Board of Directors:

Chicago, July 17, 2009	Robert N. Sacks, Executive Vice President, General Counsel and Secretary

Important Notice Regarding the Availability of
Proxy Materials for the Shareholder
Meeting to be Held on July 30, 2009

The Proxy Statement and annual report to shareholders are available at at http://www.cstproxy.com/standardparking/2009

YOUR VOTE IS IMPORTANT!
Please vote as promptly as possible
by signing, dating and returning the enclosed proxy card.

STANDARD PARKING CORPORATION
900 North Michigan Avenue, Suite 1600
Chicago, Illinois 60611

PROXY STATEMENT

2009 ANNUAL MEETING OF STOCKHOLDERS

i

ii

GENERAL INFORMATION

        The Board of Directors (the "Board") of Standard Parking Corporation is soliciting your proxy for use at the 2009 Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 30, 2009. Under rules recently adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet at www.cstproxy.com/standardparking/2009 in addition to mailing paper copies of the materials. These proxy materials are first being mailed and made available via the Internet on or about July 17, 2009, to holders of our common stock, par value $0.001 per share, of record at the close of business on July 17, 2009.

        A copy of our Annual Report to Stockholders, which includes our Form 10-K for the year ended December 31, 2008, accompanies this Proxy Statement and will be posted on the Internet with this Proxy Statement. Stockholders may obtain a copy of the exhibits to our Form 10-K by making a written request to our Investor Relations Team at Standard Parking Corporation, Investor Relations, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611 or by email at investor_relations@standardparking.com.

        We are a leading national provider of parking facility management services. We provide on-site management services at multi-level and surface parking facilities for all major markets of the parking industry. With more than 12,000 employees, we manage approximately 2,200 parking facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, inlcuding parking-related and shuttle bus operations serving approximately 60 airports.

        Our website address is www.standardparking.com. We make available free of charge on the Investor Relations section of our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the Securities and Exchange Commission (the "SEC"). We also make available through our website other reports filed with or furnished to the SEC under the Exchange Act, including our proxy statements and reports filed by officers and directors under Section 16(a) of that Act, as well as our Code of Business Conduct, our Code of Ethics for Certain Executives, Anti-Fraud Program and the charters of each of the Board's committees. We do not intend for information made available through our website to be part of this Proxy Statement.

        You also may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC, 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

        Our headquarters is located at 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. Our telephone number in Chicago is 312-274-2000. You may contact our Investor Relations Team at this address or by email at investor_relations@standardparking.com.

        We use the terms "Standard Parking," the "Company," "we," "our" and "us" in this Proxy Statement to refer to Standard Parking Corporation and its consolidated subsidiaries, unless the context otherwise requires.

        On December 4, 2007, our Board declared a 2-for-1 stock split in the form of a 100% common stock dividend to stockholders of record as of the close of business on January 8, 2008, which was distributed on January 17, 2008. All share and per share data included in this Proxy Statement have been adjusted to reflect this stock split.

 ABOUT THE ANNUAL MEETING

Date, Time and Place of the Annual Meeting

        We will hold the Annual Meeting at 8:00 a.m., local time, on July 30, 2009, at The Whitehall Hotel, 105 East Delaware Place, Chicago, Illinois 60611, subject to any adjournments or postponements.

Who Can Vote; Votes Per Share

        The Board has set July 17, 2009 as the record date for the Annual Meeting. All persons who were registered holders of our common stock at the close of business on that date are stockholders of record for the purposes of the Annual Meeting and will be entitled to vote at the Annual Meeting. As of the close of business on July 1, 2009, there were 15,270,057 shares of common stock outstanding.

        Each stockholder of record will be entitled to one vote per share of common stock on each matter submitted to a vote of stockholders, so long as those votes are represented at the Annual Meeting, either in person or by proxy. Your shares will be represented if you attend and vote at the Annual Meeting or if you submit a proxy.

How to Vote; Submitting Your Proxy; Revoking Your Proxy

        You may vote your shares by voting in person at the annual meeting or by submitting a completed proxy. By submitting your proxy, you are legally authorizing another person to vote your shares. The proxy designates James A. Wilhelm and Robert N. Sacks to vote your shares in accordance with the voting instructions you indicate in your proxy.

        If you submit your proxy designating James A. Wilhelm and Robert N. Sacks as the individuals authorized to vote your shares, but you do not indicate how your shares are to be voted, then your shares will be voted by those individuals in accordance with the Board's recommendations, which are described in this Proxy Statement. In addition, if any other matters are properly brought up at the Annual Meeting (other than the proposals contained in this Proxy Statement), then James A. Wilhelm and Robert N. Sacks will have the authority to vote your shares on those matters in accordance with their discretion and judgment. The Board currently does not know of any matters to be raised at the Annual Meeting other than the proposals contained in this Proxy Statement.

        You may submit your proxy by mailing us a proxy card. Please let us know whether you plan to attend the Annual Meeting by marking the appropriate box on your proxy card. In order for your proxy to be validly submitted and for your shares to be voted in accordance with your proxy, we must receive your mailed proxy by 3:00 p.m., local time, on July 29, 2009.

        Once you have submitted your proxy, you may revoke your proxy before it is voted at the Annual Meeting by submitting a later-dated vote, in person at the Annual Meeting. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

        Your vote is very important to us. If you do not plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your completed proxy card prior to the Annual Meeting so that your shares will be represented and voted in accordance with your instructions.

        If your shares are not registered in your name but in the "street name" of a bank, broker or other holder of record (a "nominee"), then your name will not appear in our register of stockholders. Those shares are held in your nominee's name, on your behalf, and your nominee will be entitled to vote your shares. In order for you to attend the Annual Meeting, you must bring a letter or account statement showing that you beneficially own the shares held by the nominee. Note that even if you attend the Annual Meeting, you cannot vote the shares that are held by your nominee. Rather, you should instruct your nominee how to vote those shares on your behalf.

 No Dissenters' Rights of Appraisal or Director Opposition

        No rights of appraisal or similar rights of dissenters exist with respect to any matter to be acted upon and the Annual Meeting. As of the date of this Proxy Statement, we have not been informed in writing that any director intends to opose any action intended to be taken by us or voted upon at the Annual Meeting.

Quorum and Voting Requirements

        The holders of shares having a majority of the voting power of our common stock issued and outstanding and entitled to vote at the Annual Meeting, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. For purposes of determining a quorum, abstentions and broker "non-votes" are counted as represented. A "non-vote" occurs when a nominee (such as a broker) holding shares for a beneficial owner abstains from voting on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares.

        Under Delaware law and our charter and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "Withhold Authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For the other matter, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "Abstain" with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

        For shares held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

Proxy Solicitation

        We will bear the costs of soliciting proxies from the holders of our common stock. In addition to the solicitation of proxies by mail, solicitation may be made by certain of our directors, officers and selected other employees telephonically, electronically or by other means of communication. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but they may be reimbursed for their out-of-pocket expenses incurred in connection with the solicitation. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Continental Stock Transfer & Trust Company, our transfer agent, has agreed to send a representative to act as our Inspector of Election at the Annual Meeting and to assist us in tabulating the votes.

2008 Audited Financial Statements

        The financial statements for our year ended December 31, 2008 are included in our Annual Report which is available at at www.cstproxy.com/standardparking/2009 together with this Proxy Statement. You may also access these materials through our website at www.standardparking.com.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

        The first proposal scheduled to be voted on at the meeting is the election of our directors. Our Board currently consists of ten members who are elected annually. On June 17, 2009, the Board set the number of directors to be elected at our 2009 Annual Meeting at six. The Nominating & Corporate Governance Committee of our Board has recommended, and our Board has nominated, Charles L. Biggs, Karen M. Garrison, John V. Holten, Robert S. Roath, Timothy J. White and James A. Wilhelm to serve as our directors. Each of these nominees is currently serving as a member of our Board and will serve a one-year term until our next annual meeting. You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF
THE BOARD'S SIX NOMINEES.

        If you submit your proxy designating James A. Wilhelm and Robert N. Sacks as your proxies but do not indicate how your shares should be voted, then your shares will be voted in favor of the election of all of the nominees. If any nominee is unwilling or unable to serve as a director, then the Board will propose another person in place of that original nominee, and the individuals designated as your proxies will vote to appoint that proposed person, unless the Board decides to reduce the number of directors constituting the full Board. It is currently anticipated that all of the nominees will be willing and able to serve as directors.

BOARD AND CORPORATE GOVERNANCE MATTERS

Nominees for Director

        On June 17, 2009, the Board fixed the number of directors to be elected at our 2009 annual meeting at six. Set forth below are the biographies of our six director nominees.

Charles L. Biggs Age: 68 Board Committees: Audit, Compensation (Chair), Nominating & Corporate Governance	Mr. Biggs has served as a director since June 2004. Mr. Biggs was a consultant for Deloitte Consulting, a professional services firm that provides assurance and advisory, tax and management consulting services, from 1968 until his retirement in November 2002. At Deloitte, he held various management positions, including National Director of Strategy Services for Deloitte's strategy arm and chairman of Deloitte/Holt Value Associates. He has served as a director of Qwest Communications International Inc. since April 2004 and is a member of their audit committee, governance committee and is chair of the finance committee. Mr. Biggs earned his B.S. degree in Industrial Management from Kent State University.

Karen M. Garrison Age: 59 Board Committees: Audit, Compensation, Nominating & Corporate Governance (Chair)	Ms. Garrison has served as a director since June 2004. She was president of Pitney Bowes Business Services from 1999 to 2004. In her 27 years with Pitney Bowes, Ms. Garrison held a series of positions with increasing responsibilities, including vice president of operations, and vice president of finance and chief financial officer. She is also a director and member of the corporate governance committee and chairperson of the finance committee of The Kaman Corporation. She is a director of Tenet Healthcare and is a member of Tenet's quality, compliance & ethics committee and nominating & governance committee. She received her B.S. degree in Accounting from Rollins College in 1983 and her M.B.A. degree from the Florida Institute of Technology in 1986.
John V. Holten Age: 52 Chairman of the Board Committees: Compensation, Nominating & Corporate Governance
Mr. Holten has served as a director and our chairman of the board of directors since 1989. Mr. Holten is the sole trustee of The JVH Descendants' 2007 Trust and the sole manager of each of Brats, LLC, Vinland Industries LLC and Steamboat Industries LLC, which was our majority stockholder from May 2004 to May 2009. Mr. Holten has also served as a director and chairman of the board of directors of AP Holdings, Inc., our parent company until May 2004, since April 1989. Mr. Holten is the chairman and chief executive officer of Steamboat Holdings, Inc., the parent company of AP Holdings, Inc. Mr. Holten has also served as the chairman and chief executive officer of Holberg Incorporated since 1986. Holberg Incorporated was our indirect parent until March 2001. Mr. Holten received his M.B.A. degree from Harvard University in 1982 and graduated from the Norwegian School of Economics and Business Administration in 1980.

Robert S. Roath Age: 66 Board Committees: Audit (Chair), Compensation, Nominating & Corporate Governance	Mr. Roath has served as a director and the chair of our audit committee since June 2004. He has been chairman of the advisory board to L.E.K. Consulting, a stockholder-value consulting firm, since May 1997. Mr. Roath retired as chief financial officer and senior vice president of RJR Nabisco, Inc. in April 1997 where he worked from September 1990. He has been a director of the InterDigital Communications Corporation since May 1997 and is chairman of the finance committee and a member of the executive committee. Mr. Roath is also a member of the advisory board of the Robert H. Smith School of Business at the University of Maryland. Previously, Mr. Roath was employed by Colgate-Palmolive, General Foods, GAF Corporation and Price Waterhouse & Co. He received his B.S. degree in Accounting and Economics from the University of Maryland in 1966, is a CPA in New York and completed the Amos Tuck Development program in 1980.
Timothy J. White Age: 48
Mr. White has served as a director since June 2009. Since 2005, Mr. White has worked at GSO Capital Partners LP, an alternative asset manager, most recently as a Senior Managing Director and Co-Head of Mezzanine Investing and Head of Private Equity Investing. Prior to joining GSO Capital Partners, Mr. White was a Managing Director in the Private Equity Group of Audax Group from 2000 to 2005. Prior to joining Audax Group, Mr. White worked at Donaldson, Lufkin and Jenrette in the Merchant Banking and Leveraged Finance divisions from 1994 to 2000. Mr. White also served as an Associate Counsel in the Office of the Independent Counsel in the United States Department of Justice and, prior to that, worked for the law firm of Davis Polk & Wardwell. Mr. White received a J.D. from Columbia University School of Law, an M.Phil. from Cambridge University and a B.A. from Brown University.

James A. Wilhelm Age: 55	Mr. Wilhelm has served as our president since September 2000 and as our Chief Executive Officer and a director since October 2001. Mr. Wilhelm served as executive vice president—operations from March 1998 to September 1999, and he served as senior executive vice president and chief operations officer from September 1999 to August 2000. Mr. Wilhelm joined the predecessors of Standard Parking Corporation in 1985, serving as executive vice president beginning in January 1998. Prior to March 1998, Mr. Wilhelm was responsible for managing the Midwest and Western Regions, which included parking facilities in Chicago and sixteen other cities throughout the United States and Canada. Mr. Wilhelm received his B.A. degree from Northeastern Illinois University in 1976.

Director Independence and Controlled Company Status

        Steamboat Industries LLC and its affiliates (including Mr. Holten) collectively controlled more than 50% of the voting power of the Company until May 15, 2009, after which date no sharesholder held a majority of our shares. Because we were considered a "controlled company" under the NASDAQ rules until May 2009, we were exempt from NASDAQ rules mandating a board of directors to be comprised of a majority of "independent directors" and mandating a compensation committee and nominating committee to be comprised solely of "independent directors."

        Despite the "controlled company" exception, our Board has been comprised of a majority of independent directors since 2004. On June 17, 2009, the Board confirmed that a majority of our outside directors—Messrs. Andren, Biggs, Onarheim Østberg, Roath and White and Ms. Garrison—have no material relationship with our Company that would conflict with the independence requirements of applicable federal law and the NASDAQ rules. The Board determined that Mr. Wilhelm is not considered independent because he is our Chief Executive Officer and Mr. Holten is not considered independent because he is presently a paid employee of the Company. In addition, the Board determined that Mr. Klintberg is not considered independent because he is presently a paid consultant to the Company.

        We have relied on the NASDAQ "controlled company" exception, however, for committee composition requirements. When a company ceases to be a "controlled company," the NASDAQ rules permit a company to phase in its compliance with the independent committee requirements. Accordingly, we must have a majority of independent members on our Compensation Committee and Nominating & Corporate Governance Committee by August 13, 2009 and all independent members by May 15, 2010. On June 17, 2009, the Board reconstituted our Compensation Committee and the Nominating & Corporate Governance Committee so that a majority of members are independent directors. Mr. Holten, who is not an independent director, remains a member of both of these committees; however, he will no longer serve on any of our committees after May 15, 2010.

        The "controlled company" exception does not modify the independence requirements for our Audit Committee composition, which complies with the Sarbanes-Oxley Act and the NASDAQ independence rules for audit committees.

 Nominations for Directors

  Identifying Candidates

        In evaluating candidates for Board membership, the Nominating & Corporate Governance Committee has assessed the contribution that the candidate's skills and expertise will make with respect to guiding and overseeing our strategy and operations. This Committee seeks candidates who have the ability to develop a deep understanding of our business and the time and the judgment to effectively carry out their responsibilities as a member of the Board.

        All of the Board's independent director nominees at the Annual Meeting, except for Timothy J. White, have been identified with the assistance of a professional search firm specializing in this type of work. Our Board became aware of Mr. White through meetings with our largest stockholders, the GSO Funds, which aquired 49.7% of our common stock from Steamboat on May 15, 2009. The Nominating & Corporate Governance Committee wanted to add a new independent director on the Board that had no prior relationship with either Mr. Holten or us. The Nominating & Corporate Governancee Committee's process for evaluating Mr. White was the same for other director nominees. Mr. White was interviewed by members of the Nominating & Corporate Governance Committee and, prior to his nomination, he completed a detailed questionnaire and met with our directors and members of our management team. After its evaluation was completed, the Nominating & Corporate Governance Committee recommended Mr. White to serve as a director and director nominee at our Annual Meeting. Thereafter, the entire Board assessed this recommendation and approved Mr. White as both a director and director nominee.

  Shareholder Recommendations

        If you would like to recommend a future nominee for Board membership, you can submit a written recommendation with the name and other pertinent information of the nominee to: Karen M. Garrison, Chair of the Nominating & Corporate Governance Committee, c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611, Attention: General Counsel and Secretary.

  Criteria for Board Membership

        The Nominating & Corporate Governance Committee has established certain minimum qualification criteria for our directors, including:

  •
  The highest personal and professional ethics and integrity, and values, and a commitment to acting in the best interest of the shareholders;

  •
  An inquisitive and objective perspective and mature judgment;

  •
  Sufficient time available to fulfill all Board and Committee responsibilities;

  •
  Diverse experience at policy-making levels in business, government, education and technology, and in areas that are relevant to the company's activities; and

  •
  Experience in positions with a high degree of responsibility and leadership roles in the companies or institutions with which they are affiliated.

        When recommending to the full Board the slate of directors nominated for the election at the annual meeting of shareholders, the Nominating & Corporate Governance Committee reviews the qualifications and backgrounds of the nominees for director. The Nominating & Corporate Governance Committee may utilize the services of consulting firms to help identify candidates for director who meet the qualifications outlined above.

 Communicating with the Board

        The Board welcomes your questions and comments. If you would like to communicate directly with our Board, or our independent directors as a group, then you may submit your communication to our General Counsel and Secretary, Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611. All appropriate communications and concerns will be forwarded to our Board or our independent directors as a group, as applicable.

Corporate Governance

  Questionnaires

        On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire that requires disclosure of any transaction with us in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

  Related-Party Transaction Policy

        As part of its oversight responsibilities, the charter of our Audit Committee requires that the Audit Committee review all related-party transactions for potential conflicts of interest. On November 2, 2006, the Board adopted a formal statement of policy for related-party transactions. The policy requires that the Audit Committee review all transactions between the Company and our executive officers, directors, nominees, principal stockholders and other related persons for potential conflicts involving amounts in excess of $5,000. This policy is availabe on the Investor Relations portion of our website.

  Codes of Conduct and Ethics

        We have adopted a code of ethics as part of our compliance program. The code of ethics applies to our chief executive officer, chief financial officer and corporate controller. In addition we have adopted a code of business conduct that applies to all of our officers and employees. Any amendments to, or waivers from, our code of ethics will be posted on our website www.standardparking.com. A copy of these codes of conduct and ethics will be provided to you without charge upon request to investor_relations@standardparking.com.

MEETINGS AND COMMITTEES OF THE BOARD

The Board

        The Board expects that its members will diligently prepare for, attend and participate in all Board and applicable committee meetings, and each annual meeting of stockholders. Directors are also expected to become familiar with our management team and operations, as a basis for discharging their oversight responsibilities. While we have not adopted a formal policy regarding the Board attendance at annual shareholder meetings, all directors attended the 2008 annual meeting of shareholders. During 2008 the Board held eight meetings, two of which were held by teleconference. Each of the directors who served during 2008 attended 100% of the Board meetings, except Messrs. Klintberg and Wilhelm were unable to attend one meeting.

        In addition, during 2008 the independent members of the Board held three special meetings, two of which were held by teleconference. Each of the independent directors who served during 2008 attended 100% of these independent director meetings, except Mr. Andren, who was unable to attend two meetings, and Mr. Biggs, who was unable to attend one meeting.

Committees of the Board

        The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The committees currently are the Audit Committee, the Nominating & Corporate Governance Committee and the Compensation Committee. Each of these committees operates pursuant to a written charter, which is available in the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com. Each of the directors who served on these committees in 2008 attended 100% of the committee meetings.

  Audit Committee

        The Audit Committee has four members: Karl G. Andren, Charles L. Biggs, Karen M. Garrison and Robert S. Roath (who serves as Chair). The Board has determined that each of its members meets the financial literacy and independence requirements of The NASDAQ Stock Market LLC, and that Ms. Garrison and Messrs. Andren, Biggs and Roath each qualify as an "audit committee financial expert" for purposes of the rules and regulations of the SEC. We do not limit the number of public-company audit committees on which any Audit Committee member may serve. Mr. Andren currently serves on the audit committee of President Casinos Inc. Mr. Biggs currently serves on the audit committee of Qwest Communications International Inc., Ms. Garrison currently serves on the audit committee of The Kaman Corporation and Mr. Roath serves as the chair of the audit committee of InterDigital Communications Corporation. The Board will continue to monitor and assess the audit committee memberships of our Audit Committee members on a regular basis.

        The Audit Committee's primary duties and responsibilities are to:

  •
  review and discuss with management and the independent auditors our annual audited financial statements, our quarterly financial statements and reports, and any releases, information or guidance related thereto;

  •
  appoint or replace our independent auditors and approve all audit engagement fees and terms for the Company and our subsidiaries; approve any audit and any permissible non-audit engagement or relationship with our independent auditors; review at least annually the qualifications, performance and independence of our independent auditors; review with our independent auditors any audit problems or difficulties and management's response; and set hiring policies related to employees or former employees of our independent auditors to ensure independence;

  •
  review and monitor any significant judgments made in the preparation of the financial statements or any significant difficulties encountered during the course of a review or audit;

  •
  review any significant disagreement between management and the independent or internal auditors with respect to the preparation of the financial statements; and review and discuss with our auditors the responsibilities, budget and staffing of our internal audit function;

  •
  discuss with management and our independent auditors our risk assessment and risk management guidelines and policies; oversee our compliance program and adherence to our Code of Ethics; establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; oversee the maintenance of an internal audit function;

  •
  review transactions with related persons in accordance with the Statement of Policy for Related-Party Transactions adopted by the Board; and

  •
  prepare a report to be included in our Proxy Statement and provide other regular reports to the Board.

        The Audit Committee held six meetings in 2008, four of which were held by teleconference.

  Nominating & Corporate Governance Committee

        The Nominating & Corporate Governance Committee consists of five directors: Charles L. Biggs, Karen M. Garrison (who serves as Chair), John V. Holten, A. Petter Østberg and Robert S. Roath. Our Board has determined that all members of this committee are independent except for Mr. Holten. Ms. Garrison currently serves as a member of the nominating committee of Tenet Healthcare. The Nominating & Corporate Governance Committee's primary duties and responsibilities are to:

  •
  have general responsibility for Board selection, including the identification of qualified candidates for Board membership;

  •
  recommend to the Board the directors to serve on each committee of the Board;

  •
  develop and recommend to the Board for its approval a set of corporate governance guidelines that it will review at least annually and recommend any proposed changes to the Board for its approval; and

  •
  prepare a report to be included in our Proxy Statement and provide reports to the Board.

        The Nominating & Corporate Governance Committee held one meeting in 2008.

  Compensation Committee

        The Compensation Committee consists of six directors: Charles L. Biggs (who serves as Chair), Karen M. Garrison, John V. Holten, Leif F. Onarheim, Petter Østberg and Robert S. Roath. Our Board has determined that all members of this committee are independent except for Mr. Holten. The Compensation Committee's primary duties and responsibilities are to:

  •
  assist in defining a total compensation policy for our executives that supports our overall business strategy and objectives, attracts and retains key executives; links total compensation with business objectives and organizational performance; and provides competitive total compensation opportunities at a reasonable cost;

  •
  act on behalf of the Board in setting executive compensation policy, administer compensation plans approved by the Board and stockholders, and make decisions or develop recommendations for the Board with respect to the compensation of key executives;

  •
  review and determine the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements, change in control and severance provisions/agreements, benefits, and supplemental benefits of the named executive officers;

  •
  review and approve corporate goals and objectives relevant to the CEO's compensation, evaluate the CEO's performance in light of those goals and objectives, and determine the CEO's compensation level based on this evaluation; evaluate the CEO's and other key executives' compensation levels and payouts against pre-established performance goals and objectives, an appropriate peer group, and the awards given to the CEO or other executive in past years; and

  •
  prepare a report to be included in our Proxy Statement and provide other regular reports to the Board.

        The Compensation Committee held two meetings in 2008, one of which was held by teleconference.

Compensation Committee Interlocks and Insider Participation

        Mr. Holten, our chairman and an employee of the Company, serves as a member of our Compensation Committee. In addition, Mr. Holten controls Steamboat Industries LLC, which was our majority shareholder until May 15, 2009. In December 2007, our Board authorized us to repurchase our common stock, on the open market or through private purchases, up to $25.0 million, provided that we met certain financial tests. In July 2008, our Board authorized an additional $60.0 million in common stock repurchases. In connection with these stock repurchase programs, we were authorized to repurchase shares from Steamboat the same price that we paid in each open-market purchase. We acquired 1,622,220 shares at an average price of $19.93, including average commissions of $0.03 per share, totaling $32.3 million through open market purchases during the year ended December 31, 2008. Steamboat sold to us 1,386,722 shares at an average price of $19.96, totaling $27.7 million during the year ended December 31, 2008.

        None of the other members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

EXECUTIVE OFFICERS

        The table below identifies our executive officers who are not identified in the table under "Board and Corporate Governance Matters—Nominees for Director."

Name	Age	Position
G. Marc Baumann	54	Executive Vice President; Chief Financial Officer; Treasurer
Thomas L. Hagerman	48	Executive Vice President; Chief Operating Officer
John Ricchiuto	52	Executive Vice President of Operations
Robert N. Sacks	56	Executive Vice President—General Counsel and Secretary
Edward E. Simmons	59	Executive Vice President of Operations
Steven A. Warshauer	54	Executive Vice President of Operations
Michael K. Wolf	60	Executive Vice President—Chief Administrative Officer

        G. Marc Baumann has served as our executive vice president, chief financial officer and treasurer since October 2000. Prior to his appointment as our chief financial officer, Mr. Baumann was chief financial officer for Warburtons Ltd. in Bolton, England from January 1993 to October 2000. Mr. Baumann is a certified public accountant and a member of both the American Institute of Certified Public Accountants and the Illinois CPA Society. He received his B.S. degree in 1977 from Northwestern University and his M.B.A. degree from the Kellogg School of Management at Northwestern University in 1979.

        Thomas L. Hagerman has served as our executive vice president and chief operating officer since October 2007. He also served as our executive vice president—operations from July 2004 through September 2007 and as a senior vice president from March 1998 through June 2004. He received his B.A. degree in marketing from The Ohio State University in 1984, and a B.A. degree in business administration and finance from Almeda University in 2004.

        John Ricchiuto has served as our executive vice president-operations since December 2002. Mr. Ricchiuto joined APCOA, Inc. in 1980 as a management trainee. He served as vice president—Airport Properties Central from 1993 until 1994 and as senior vice president—Airport Properties Central and Eastern United States from 1994 until 2002. Mr. Ricchiuto received his B.S. degree from Bowling Green University in 1979.

        Robert N. Sacks has served as our executive vice president—general counsel and secretary since March 1998. Mr. Sacks joined APCOA, Inc. in 1988, and served as general counsel and secretary since 1988, as vice president, secretary, and general counsel from 1989, and as senior vice president, secretary and general counsel from 1997 to March 1998. Mr. Sacks received his B.A. degree, cum laude, from Northwestern University in 1976 and, in 1979, received his J.D. degree from Suffolk University where he was a member of the Suffolk University Law Review.

        Edward E. Simmons has served as executive vice president—operations since August 1999 and as senior vice president-operations from May 1998 to July 1999. Prior to joining our company, Mr. Simmons was president, chief executive officer and co-founder of Executive Parking, Inc. Mr. Simmons is currently a member of the National Parking Association and the International Parking Institute. Mr. Simmons is a past executive board member of the Parking Association of California.

        Steven A. Warshauer has served as our executive vice president—operations since March 1998. Mr. Warshauer joined the Standard Companies in 1982, initially serving as vice president, then becoming senior vice president. Mr. Warshauer received his B.S. Degree from the University of Northern Colorado in 1976 with a major in Accounting.

        Michael K. Wolf has served as our executive vice president—chief administrative officer and associate general counsel since March 1998. Mr. Wolf served as senior vice president and general counsel of the Standard Parking from 1990 to January 1998 and executive vice president of Standard Parking since 1998. Mr. Wolf received his B.A. degree in 1971 from the University of Pennsylvania and in 1974 received his J.D. degree from Washington University, where he served as an editor of the Washington University Law Quarterly and was elected to the Order of the Coif.

 COMPENSATION DISCUSSION AND ANALYSIS

Overview

        Our Compensation Discussion and Analysis discusses the principles underlying our executive compensation decisions and the most important factors relevant to an analysis of these decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers listed in the Summary Compensation Table, and places in perspective the data presented in the tables and other quantitative information that follows this section.

        Our Compensation Committee has administered our executive compensation program since this Committee was established in conjunction with our initial public offering in June 2004. Broadly stated, the Compensation Committee's overall role is to oversee all of our compensation plans and policies, administer our equity plans and policies, approve equity grants to our executive officers and review and approve all compensation decisions relating to the named executive officers.

        Historically, we have employment agreements with all of our named executive officers. It is customary in the parking industry for senior executives to have employment agreements because it encourages employment continuity and is a practical means to insure that client relationships are protected through the legal enforcement of protective covenants, including the covenant not to compete and the covenant not to solicit customers and employees. Moreover, these agreements were created in part to ensure executive continuity since until 2007 we had no programs with substantial executive retention value through the creation of forfeiture risk (e.g., pension plan, restricted stock, etc.). Hence, executive retention and protection of our interests have been created in part through the use of employment agreements.

        We account for the equity compensation expense for our employees under the rules of SFAS 123R, which we adopted as of January 1, 2006 and which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued. It is not anticipated that any executive officer's annual cash compensation will exceed $1 million, and we accordingly have not made any plans to qualify for any compensation deductions under Section 162(m) of the Internal Revenue Code.

Compensation Study

        With the Compensation Committee's concurrence, management engaged Watson Wyatt Worldwide in the later part of 2008 to determine the relationship of our pay practices to those of other companies, with emphasis on both "peer group" companies and comparably sized businesses. The Watson Wyatt study, which was presented to the Compensation Committee in December 2008, concluded, among other things, as follows:

  •
  Our base salaries were generally above the 50th percentile when compared to general industry benchmark data.

  •
  Total cash compensation (base salary and annual bonus) was positioned at market median (50th percentile).

  •
  Long-term compensation of the type typically found at most public companies was between the 25th percentile and market median.

  •
  Total direct compensation (base salary, annual bonus and long-term compensation) was generally positioned at the 50th percentile.

 Compensation Objectives

        Our current executive compensation programs are intended to achieve three fundamental objectives: (1) attract and retain qualified key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are critical to our business; (2) motivate performance to achieve specific strategic and operating objectives of our Company; and (3) align executives' interests with the long-term interests of our stockholders. As described in more detail below, the material elements of our current executive compensation program for named executive officers include a base salary, an annual bonus opportunity in the form of the Management Incentive Compensation Program, perquisites and personal benefits, a long-term equity incentive opportunity, retirement benefits, severance protection for certain terminations of the named executive officers' employment and other post-termination benefits payable upon retirement, death or disability.

        We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program and the compensation objective or objectives that it is designed to achieve.

Compensation Objective	Compensation Element
Attract and retain qualified executives	Short Term / Annual
	•	Base Salary
	•	Annual Bonus / Management Incentive Compensation Program
	•	Perquisites and Personal Benefits
Long Term
	•	Long-Term Incentive Plan
	•	Retirement Benefits and Deferred Compensation
Motivate performance to achieve specific strategies and operating objectives	Short Term / Annual
	•	Annual Bonus / Management Incentive Compensation Program
Long Term
	•	Long-Term Incentive Plan
Align named executive officers' and stockholders' long-term interests	Long Term
	•	Long-Term Incentive Plan

        As illustrated by the table above, base salaries, perquisites and personal benefits, retirement benefits and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is not dependent on performance. We believe that in order to attract and retain top-caliber executives, we need to provide them with predictable benefit amounts that reward the executive's continued service. Some of the elements, such as base salaries and perquisites and personal benefits, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis such as upon retirement or other termination of employment. We believe that this mix of longer-term and short-term components allows us to achieve our dual goals of attracting and retaining executives.

        Our annual bonus opportunity is primarily intended to motivate named executive officers' performance to achieve specific strategies and operating objectives, although we also believe it helps us attract and retain executives. Our LTIP restricted stock and cash award program and our successor career restricted stock unit program, as described below, are primarily intended to align named executive officers' long-term interests with stockholders' long-term interests, although we also believe it will help motivate performance and help us attract and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of stockholder value, and therefore the value of these benefits is dependent on performance. Each named executive officer's annual bonus opportunity is paid out on an annual short-term basis and is designed to reward performance for that period. LTIP compensation, which may include the award of restricted stock units or restricted stock, is generally paid out or earned on a longer-term basis and is designed to reward performance over several years or longer.

Compensation Philosophy and Benchmarking

        As discussed above, our Compensation Committee believes that the compensation of our named executive officers must be closely aligned with our performance, on both a short and long-term basis, at responsible levels that are consistent with our cost-conscious culture. The changes made in the structure of our plans in 2007 and 2008 have further aligned the interests of management with those of stockholders. At the same time, the Committee recognizes that our compensation programs must be designed to attract and retain key executives, many of whom are responsible for developing, nurturing and maintaining the client relationships that are important to producing superior results for our stockholders.

        For benchmarking purposes, the Compensation Committee believes that the most reasonable approach is to evaluate our pay practices for senior executives against that of general industry, regressed for the size of the organization. General industry data has been culled from multiple survey databases, including the 2008/2009 Watson Wyatt Top Management Survey, the 2008 Mercer Executive Compensation Survey and two proprietary surveys covering top management in service industries. We do not believe that it is appropriate to establish compensation levels based primarily on other parking companies for several reasons:

  •
  The parking industry is quite fragmented, and typically its compensation policies and practices stem directly from a privately held, non-public "owner's" culture.

  •
  The single peer group company in the parking industry is engaged in multiple business segments and parking represents only a minor part of its business. The other large parking companies have gone private. Accordingly, we cannot readily acquire sufficient parking industry data with which to form a foundation for a policy.

        Given the information obtained from the current and previous compensation studies, the Committee has informally adopted a guideline that targets total cash compensation in the 50th percentile range for executive officers when benchmarked to general industry data. This range, however, is merely a guideline because the Committee does not believe in fixing compensation levels based only on benchmarking. The Committee believes that other factors should be considered and weighted appropriately, including, but not limited to, the history underlying our current compensation levels, relative compensation levels among our senior executives, pay levels in the parking industry, as well as our overall performance in relation to the performance of other parking companies. The Company's actual cash compensation practice is at the market median.

        We manage our pay structure and make compensation decisions using a combination of policies, practices and inherent logic. We have a "pay for performance" culture as exemplified by our management of salaries, bonus compensation and equity compensation. Base salaries typically are adjusted to provide cost of living increases, and our executives' true upside potential has been provided through bonus and stock option or other stock award opportunities available under our annual cash and long-term incentive plans. This philosophy and approach are strengthened by our increased use of benchmark data during the base salary, annual bonus and long-term compensation review process.

Compensation Program Components

        Our compensation to the named executive officers consists primarily of the following elements: base salary, management incentive compensation, perquisites and personal benefits, long-term incentive plan compensation, retirement benefits and deferred compensation opportunities and severance and other benefits upon termination of employment or a change in control.

  Base Salary

        Base salary is a critical element of named executive officer compensation because it is the source of their consistent income stream and is the most visible barometer of evaluation vis-à-vis the employment market. In establishing and reviewing base salaries, the Compensation Committee considers various factors that include the executive's qualifications and experience, scope of responsibilities, internal pay equity, past performance and achievements, future expectations that include the executive's ability to impact short- and long-term results, as well as the salary practices at other comparable companies. We strive to provide our named executive officers with a competitive base salary that is in line with their roles and responsibilities when compared to companies of comparable size. In April 2008, three of the named executive officers received cost of living increases to their base salaries, one named executive officer received a merit base salary increase and the base salary of one named executive officer was increased in lieu of a car allowance. Given the continuing deterioration in both the U.S. and Canadian economies in the later part of 2008 and the first quarter of 2009, we have frozen base salaries for all named executive officers and other salaried employees for 2009.

  Management Incentive Compensation

        Our named executive officers, other than Mr. Holten, participate in our Management Incentive Compensation Program, which provides for an annual incentive bonus. Our Compensation Committee oversees this program, and it creates annual performance criteria that are flexible and that change with the needs of our business. By creating target awards and setting performance objectives at the beginning of each fiscal year, our named executive officers have the proper incentives to attain the key performance metrics in the business.

        In 2008 our Chief Executive Officer's target incentive bonus opportunity was $150,000 for achieving the pre-established, planned, pre-tax net income goal of $30,850,659. Threshold payments (5% of the target award) were eligible to be made commencing at 80% of the pre-tax net income goal and the maximum award opportunity was 185% ($277,500) of the target based on exceeding the pre-tax net income goal by 25% or more. In 2007, our Chief Executive Officer's target incentive bonus opportunity was $150,000 for achieving the pre-established, planned, pre-tax net income goal of $25,013,631. Threshold payments (5% of the target award) were eligible to be made commencing at 80% of the pre-tax net income goal and the maximum award opportunity was 185% ($277,500) of the target based on exceeding the pre-tax net income goal by 25% or more.

        Messrs. Warshauer, Wolf and Baumann also participate in the Management Incentive Compensation Program and had a target bonus opportunity of $91,800, $95,000 and $137,475, respectively, in 2008. For Mr. Warshauer, the goals included attainment of the budgeted corporate EBITDA (50%), budgeted divisional pre-tax net income (30%), location retention (10%) and audit results (10%). For Messrs. Wolf and Baumann, the goals are budgeted corporate EBITDA (75%) and cost center budget management (25%). The target bonus opportunities for Messrs. Baumann, Wolf and Warshauer were $91,800, $76,979 and $124,692, respectively, in 2007. The maximum award opportunity as a percentage of the total target opportunity for Mr. Warshauer was less than that for Messrs. Baumann and Wolf because two of the four metrics applicable to Mr. Warshauer's bonus opportunity (location retention and audit results) by their nature did not provide for greater than 100% attainment, whereas both of the metrics comprising Messrs. Baumann's and Wolf's total bonus opportunities by their nature allowed for greater than 100% attainment. The percentage of target bonus opportunity earned by Messrs. Warshauer, Wolf and Baumann based on the level of goal attainment achieved varied from 108% to 114% in 2007, and from 83% to 102% in 2008.

        We believe that the pre-tax income measure for our Chief Executive Officer and an EBITDA measure for the other named executive officers that participate in the program are appropriate measures of performance at this time. These measures may evolve and ultimately be modified as circumstances warrant, including possible adjustments due to acquisitions and other atypical events. The fixed goals for the named executive officers are all metric driven and do not involve subjective assessment. With the exception of Mr. Baumann, whose target opportunity is based on a percentage of his base salary, the other participating executives' target bonus opportunities are fixed and subject to change only via approval of the Compensation Committee.

  Perquisites and Personal Benefits

        In addition to base salaries and annual bonus opportunities, we provide our named executive officers with certain perquisites and personal benefits, including 2008 automobile-related expenses for Mr. Warshauer. We believe that perquisites are often a way to provide the named executive officers with additional annual compensation that supplements their base salaries and bonus opportunities. When determining each named executive officer's base salary, we take the value of each named executive officer's perquisites and personal benefits into consideration.

        The perquisites and personal benefits paid to each named executive officer in 2008 are reported in column (i) of the Summary Compensation Table, below, and further described in the footnotes thereto.

  Long-Term Incentive Plan (LTIP) Compensation

        In 2007 the Compensation Committee adopted a LTIP performance restricted stock and cash award program for our named executive officers other than Mr. Holten. When the LTIP restricted stock and cash award program was originally adopted, it was contemplated that a new three-year performance cycle would commence every calendar year, beginning in 2007. However, our shareholders approved an amendment to our Long-Term Incentive Plan at our 2008 Annual Meeting that increased the number of shares of common stock available for award thereunder, and the Compensation Committee and Board approved a one-time grant of career restricted stock units that were awarded to the members of our senior management team on July 1, 2008 in lieu of any further incentive compensation pursuant to the LTIP performance restricted stock and cash award program for cycles that otherwise would have started in 2008 and thereafter. Accordingly, the only performance cycle implemented under the LTIP performance restricted stock and cash award program will be the single performance cycle spanning the period from 2007 through 2009.

        An overview of the underlying objectives and details of the July 1, 2008 one-time grant of career restricted stock units is as follows:

  Objectives

  •
  Achieve Significant Equity Investment By Senior Management To Align Their Long-Term Interests With Shareholders. One of our basic compensation objectives is to align our executives' interests with the long-term interests of our shareholders. We believe we can further that objective if the members of our senior management team possess a significant equity interest in the Company.

  •
  Retain Senior Management.  Our ongoing future success depends in large part on our success in retaining the members of our senior management team. We believe that a meaningful grant of time-restricted stock units, which represents substantial value to the recipient on day one, will achieve our retention objective.

   Overview of Award Details

  •
  Time Restrictions.  The restricted stock units ("RSUs") are subject to a time restriction that will be removed from one-third of them after ten years of continuous service, from another one-third after eleven years of continuous service, and from the final one-third after twelve years of continuous service. Anyone reaching retirement age (typically age 65) before the expiration of the twelve-year period would be entitled to have all restrictions removed at that time.

  •
  Limitation on Sale after Restriction Removal.  In the year that restrictions are removed, the executive will be entitled to sell enough unrestricted shares to enable him to pay the state and federal income taxes incurred by reason of the restriction removal. Of the remaining unrestricted shares, individuals would be expected to comply with the Long-Term Incentive Plan Stock Ownership Policy Statement as approved and modified by the Board from time to time. Individuals whose employment terminates will have no limitations on their right to sell unrestricted shares after the time of termination.

  •
  Rights On Termination.  The award agreements each address the recipient's rights in the event his employment terminates prior to the removal of the time restrictions from all of the RSUs. An executive who voluntarily resigns other than for good reason, or who is terminated for cause, will forfeit all RSUs as to which the time restriction has not lapsed as of the time of termination. An executive who is terminated by us without cause would retain a prorated portion of his award and the time restrictions would be removed from the retained shares immediately upon termination. Similar treatment would be given to an executive who resigns for good reason or whose employment is terminated due to the executive's permanent disability or death.

  •
  Non-Compete.  The award agreements prohibit the executive from competing with us for a designated period of time after his employment terminates (regardless of the termination reason). Any executive who violates these provisions will forfeit 100% of the award, and we will be entitled to sue the executive to recover the proceeds of any award shares previously sold by the executive.

        As noted above, the LTIP performance restricted stock and cash award program will continue only though the first cycle (2007-09). This program provides our named executive officers (other than Mr. Holten) with the opportunity to earn a combination of stock (50%) and cash (50%) if certain three-year performance targets for pre-tax net income and pre-tax free cash flow are achieved. The executive was issued performance-restricted stock at the commencement of the performance cycle that becomes free of restrictions upon the achievement of the performance goals. In this way, the executive has the opportunity to benefit from any share appreciation during the performance period. For the three-year performance cycle, the maximum potential award is $150,000 for our Chief Executive Officer and $60,000 for any of our other participating named executive officers, while the target award is $100,000 for the Chief Executive Officer and $40,000 for the participating named executive officers. The percentage of target award upon which the restrictions have lapsed, through the second year of the performance cycle is 60%.

        This performance restricted stock and cash award program became operational starting in 2007 and the targets have been set for the 2007 - 2009 performance cycle. Concurrently with the adoption of this program, we have established stock ownership guidelines for the named executive officers providing that 50% of any stock earned under the program will be retained by the executive while he is in our employ. The plan also provides that if the executive violates any of the protective covenants in his employment contract, including the covenant not to compete or the covenant not to solicit customers, the executive will forfeit any restricted stock awards granted, together with any restricted stock awards as to which the restrictions lapsed, during the three-year period prior to such violation.

        In determining the number of any options or shares of restricted stock or restricted stock units that may be granted to named executive officers, the Compensation Committee takes into account the individual's position, scope of responsibility, ability to affect the profitability of the business as well as long-term stockholder value. All option or stock grants are issued so the grant price reflects the market value on the date of grant.

  Retirement Benefits and Deferred Compensation Opportunities

        Deferred compensation is a tax-advantaged means of providing certain named executive officers with additional compensation that supplements their base salaries and bonus opportunities, including our 401(k) plan. In addition, we have entered into various agreements over the years with certain named executive officers that provide for various retirement benefits and deferred compensation opportunities. These plans grew out of a perceived need to provide some form of retirement income to executives and are intended to provide a modest payment towards retirement.

        Mr. Wilhelm is a party to a Deferred Compensation Agreement with us dated August 1, 1999, which we refer to as a supplemental early retirement plan ("SERP"). This SERP provides him with an annual retirement benefit equal to $112,500 to begin upon his retirement at age 65 and to continue for a period of 15 years thereafter or, if earlier, until his death. If Mr. Wilhelm's employment with us is terminated (other than as a result of his disability) prior to his attaining age 65, he shall not be entitled to any payments under the SERP.

        Pursuant to the terms of Mr. Baumann's employment agreement, we have agreed to pay the premiums on certain insurance policies owned by Mr. Baumann that will provide an annual cash benefit to him for a period of 15 years, beginning in the year in which Mr. Baumann attains age 65. The current amount of the annual premium is $78,228. If Mr. Baumann's employment is terminated (other than for cause or other than by Mr. Baumann without good reason), we will continue to pay the premiums on the insurance policies until the earlier of Mr. Baumann's death or his attainment of age 65.

        Pursuant to the terms of Mr. Wolf's employment agreement, starting January 1, 2004, we have agreed to pay $62,000 in premiums annually on certain insurance policies or other investment vehicles owned by Mr. Wolf. Our obligation to pay that amount each year shall continue until the earlier of 2014 or Mr. Wolf's death.

  Severance and Other Benefits Upon Termination of Employment or a Change in Control

        In general, the employment agreements of the named executive officers have provisions that are triggered if they are terminated for various reasons. Please see the "Potential Payments Upon Termination or Change-in-Control" section below for a description of the potential payments that may be made to the named executive officers in connection with their termination of employment or a change-in-control. In addition, our Board has the discretion to accelerate the vesting of unvested options or restricted stock awards in the event of a change in control.

Determination of 2008 Compensation

  Compensation of Our Chief Executive Officer

        Mr. Wilhelm's 2008 compensation was governed largely by his employment agreement with us. Under that agreement, Mr. Wilhelm earned a salary of $618,635 in fiscal 2008. Under our Management Incentive Compensation Program, Mr. Wilhelm earned $172,800 for 2008. We also granted 104,000 RSUs to Mr. Wilhelm in 2008 under our Long-Term Incentive Plan. Additionally, as a result of the attainment of the cumulative second year performance targets for pre-tax free cash flow and net income under the LTIP performance restricted stock and cash award program, restrictions were removed from 1,040 shares of performance restricted stock previously awarded to Mr. Wilhelm, and Mr. Wilhelm received $20,000 in cash. Our liability for Mr. Wilhelm's SERP benefit increased by

$45,626 during fiscal 2008, and our total liability under this SERP is $560,780 as of December 31, 2008. Other compensation, including perquisites, totaled $40,208.

  Compensation of Our Other Named Executive Officers

        Our Chief Executive Officer, Chief Administrative Officer and Senior Vice President of Human Resources regularly and routinely work with our Compensation Committee throughout the year, with input as appropriate from our outside legal counsel as well as from our outside compensation consultants, Watson Wyatt Worldwide, to assist the Committee in addressing and discharging its duties and obligations under its charter. Our Chief Executive Officer plays an integral and instrumental role in making specific recommendations to the Compensation Committee regarding the compensation for all of the named executive officers other than the Chairman or the Chief Executive Officer himself. The compensation of our Chairman and our Chief Executive Officer is decided by our Board.

        We entered into an employment agreement with John V. Holten in May 2004 to serve as Chairman of the Board. This employment agreement was automatically extended for an additional four-year term commencing in May 2009. Under this contract, Mr. Holten received a base salary of $456,221 in fiscal 2008. Although he is eligible for an annual bonus and equity awards, none was awarded in 2008. Pursuant to his employment agreement, Mr. Holten and an entity controlled by him received other payments totaling $213,925, the vast majority of which related to personal secretarial assistance and use of an executive office. Mr. Holten's total compensation in 2008 was $670,146.

        All of our other named executive officers have entered into employment agreements with us, and their compensation is governed largely by their respective agreements. The annual salary for each as of March 1, 2009 was as follows: Mr. Warshauer—$429,666, Mr. Wolf—$382,606 and Mr. Baumann—$401,921. Mr. Warshauer received a 1.66% base salary increase in 2009 that reflected solely the addition of a separate annual car allowance that has been discontinued. Awards made to these three executives for 2008 under the Management Incentive Compensation Program, based on their individual achievement of their respective performance goals, ranged from $76,079 to $140,369. Messrs. Warshauer, Wolf and Baumann were each awarded 42,000 RSUs under our Long-Term Incentive Plan on July 1, 2008. Mr. Baumann received $80,988 for certain retirement benefits as described in the "Retirement Benefits and Deferred Compensation Opportunities" section above and for a separate life insurance premium payment. Mr. Wolf received $62,690 for certain retirement benefits as described in the "Retirement Benefits and Deferred Compensation Opportunities" section above and for certain long-term disability insurance benefits.

Determination of 2009 Compensation

        Due to the continuing deterioration in both the U.S. and Canadian economies in the later part of 2008 and early 2009, we have frozen salary levels for all named executive officers and other salaried employees for 2009. The annual target bonus opportunities for the named executive officers are either fixed by agreement or a function of the salary level and in either case will be maintained at 2008 levels. Additionally, we do not expect to make any additional awards under the Long-Term Incentive Plan in 2009.

Reasonableness of Compensation

        After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and not excessive. In making this determination, the Compensation Committee considered many factors, including:

  •
  Management has led us to record performance levels in recent years;

  •
  Our stockholder return performance has outpaced the performance of companies in the peer group and, in particular, our direct competitors; and

  •
  Based on the Watson Wyatt study, the total cash compensation levels for our named executive officers is positioned at market median when compared to general industry, and total direct compensation (including the long- term incentive plan) is at the 50th percentile.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed with management the foregoing "Compensation Discussion and Analysis," and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in this Proxy Statement on Schedule 14A for filing with the Securities and Exchange Commission.

By the Compensation Committee, Charles L. Biggs Karen M. Garrison John V. Holten A. Petter Østberg Robert S. Roath

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the compensation earned, awarded or paid for services rendered to us in all capacities for the fiscal years ending December 31, 2008, 2007 and 2006 by our Principal Executive Officer (PEO), Principal Financial Officer (PFO) and the three other highest paid executive officers other than the PEO and PFO. These persons are referred to, collectively, as the "named executive officers."

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension and NQDC Earnings ($)(3)	All Other Compensation ($)		Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)

James A Wilhelm	2008	618,635	—	305,991	—	192,800	45,626	29,035	(4)	1,192,087
Chief Executive Officer (PEO)	2007	600,000	—	25,392	30,000	244,300	38,811	34,149		972,652
	2006	600,000	—	—	72,000	203,400	46,577	30,750		952,727

G. Marc Baumann	2008	391,009	—	66,304	—	148,369	—	94,095	(5)	699,777
Chief Financial Officer (PFO)	2007	355,782	—	10,157	7,125	145,901	—	97,729		616,694
	2006	343,752	—	—	17,100	127,502	—	101,762		590,116

John V. Holten	2008	456,221	—	—	—	—	—	213,925	(6)	670,146
Chairman	2007	443,024	—	—	—	—	—	227,556		670,580
	2006	415,053	—	—	—	—	—	253,754		668,807

Michael K. Wolf	2008	382,337	—	148,854	—	105,000	—	76,868	(7)	713,059
EVP, Chief Administrative Officer	2007	375,606	—	10,157	7,125	87,223	—	75,317		555,428
	2006	375,606	—	—	17,100	81,469	—	75,641		549,816

Steven A. Warshauer	2008	418,714	—	45,561	—	84,079	—	16,159	(8)	564,513
EVP—Operations	2007	405,115	—	10,157	7,125	105,000	—	12,711		540,108
	2006	395,377	—	—	17,100	76,887	—	12,107		501,471

(1)
The amounts for 2008 included in column (e) reflect (i) the current year expense attributable to shares of common stock underlying the restricted stock units issued on July 1, 2008 and (ii) the current year expense attributable to the LTIP performance restricted stock and cash award program for the 2007-2009 cycle calculated pursuant to SFAS 123R.

(2)
The amounts for 2008 included in column (g) reflect (i) the vested portion of the cash award component of the LTIP performance restricted stock and cash award program for the 2007-2009 cycle and (ii) cash bonuses paid pursuant to our Management Incentive Compensation Program.

(3)
The amounts for 2008 included under column (h) for Mr. Wilhelm reflect the difference between our liability for Mr. Wilhelm's SERP benefit at the beginning and end of each respective year.

(4)
The amount for 2008 shown in column (i) for Mr. Wilhelm reflects contributions made by us under our 401(k) plan in the amount of $4,600, $483 for group term life insurance and $331 in premiums for an executive long-term disability policy. It also includes $3,468 in company-paid parking, $15,947 in club dues and $450 in airline clubs. It also includes $3,756 attributable to a comprehensive physical exam paid for by the company.

(5)
The amount for 2008 shown under column (i) for Mr. Baumann reflects contributions made by us under our 401(k) plan in the amount of $4,600 and $483 for group term life insurance. It also includes $3,468 in company-paid parking, $400 in airline upgrades and $400 in airline clubs. Also included are payments in the amount of $3,756 attributable to a company-paid comprehensive physical exam and premium payments of $80,988 made in 2008 for insurance policies on behalf of Mr. Baumann.

(6)
The amount for 2008 shown under column (i) for Mr. Holten reflects payments made by us pursuant to Mr. Holten's employment agreement, and includes $196,030 paid to Holberg Incorporated, an affiliate of Mr. Holten, in reimbursement of various office-related expenses, $17,412 in reimbursement of automobile lease payments and $483 in group term life insurance.

(7)
The amount for 2008 shown under column (i) for Mr. Wolf reflects contributions made by us under our 401(k) plan in the amounts of $4,600 and $903 for group term life insurance. It also includes $3,468 in company-paid parking, $200 in airline upgrades and $400 in airline clubs. Finally, the amount also includes payments in the amount of $4,607 attributable to a comprehensive physical exam paid for by us and premium payments of $62,690 made in 2008 for insurance policies on behalf of Mr. Wolf.

(8)
The amount for 2008 shown under column (i) for Mr. Warshauer reflects contributions made by us under our 401(k) plan in the amount of $4,600. It also includes $7,020 in car allowance, $300 in airline club dues, $483 in contributions to a group term life insurance policy and $3,756 attributable to a comprehensive physical exam paid for by us.

Employment Agreements

        Mr. Wilhelm.    We entered into an Amended and Restated Executive Employment Agreement with Mr. Wilhelm on January 28, 2009 to replace his August, 1, 1999 employment agreement, which having been amended seven times had become a cumbersome document. The material changes in the amended and restated agreement as compared to the original agreement include certain commitments by us to Mr. Wilhelm provided that his employment continues until he attains the age of 58. Those commitments include our obligation, from and after the time of termination of Mr. Wilhelm's employment until he attains age 65, (i) to continue providing, at our expense, health insurance coverage for Mr. Wilhelm and his wife, and (ii) to pay certain insurance premiums related to Mr. Wilhelm's supplemental executive retirement benefits. In addition, the amended and restated agreement adjusts the period of Mr. Wilhelm's non-competition obligations from 60 months to 18 months if his employment is terminated for cause or performance reasons, or by reason of his voluntary resignation or disability, in order to correspond with the period over which salary continuation payments are made in those cases. The period of Mr. Wilhelm's non-competition obligations remains at five years in the event his employment is terminated for any other reason.

        Mr. Wilhelm's annual salary is governed by his employment agreement. His annual salary as of March 1, 2009 is $624,576.

        Messrs. Warshauer, Wolf and Baumann.    We also have employment agreements with each of our other named executive officers. The agreements for Mr. Wolf and Mr. Baumann were amended January 28, 2009 to be consistent with treatment afforded to other peer executives regarding salary continuation payments upon termination of employment. Specifically, the agreements for Messrs. Wolf and Baumann provide that for a period of 24 months following termination of their employment for any reason other than for cause or the executive's voluntary termination, they will receive payments at the rate of their most recent annual base salaries and target bonuses.

        Each executive's compensation is governed largely by his respective employment agreement. The annual salary for each as of April 1, 2009 is as follows: Mr. Warshauer—$429,666, Mr. Wolf—$382,606 and Mr. Baumann $401,921. The annual car allowance that Mr. Warshauer previously received has been discontinued and added to his 2009 annual base salary. For 2009, all executives' salaries have been frozen. Each of the named executive officers other than Mr. Holten is entitled to an annual bonus based on corporate financial performance goals set annually. The formula and method of bonus calculation are identified in the "Compensation Discussion and Analysis—Management Incentive Compensation" section. In addition, Mr. Wilhelm is entitled to reimbursement for country club initiation fees and monthly dues. The agreements also provide for reimbursement of travel and other expenses in connection with their employment. As of April 1, 2009, the employment agreements terminate on the following dates, subject to the expiration of the annual renewal notice period: Mr. Wilhelm—May 1, 2011, Mr. Warshauer—December 31, 2009, Mr. Wolf—March 26, 2010, and Mr. Baumann—October 1, 2010.

        Mr. Holten.    We have an employment agreement with John V. Holten to serve as Chairman of the Board of Directors and to be elected to, and serve as a member of, the Compensation and the Nominating & Corporate Governance Committees, if such membership is permitted under applicable NASDAQ rules. Mr. Holten is entitled to receive a base salary of not less than $400,000, with annual cost of living adjustments, and an annual bonus and equity awards determined, if he directly or indirectly owns a majority of our outstanding equity interests, by the Audit Committee, or otherwise, by the Compensation Committee. Mr. Holten's base salary for 2008 was $456,704. The total expense of his salary, bonus, automobile allowance, personal secretarial assistance, executive offices and all other compensation, benefits and perquisites for 2008 was $670,146.

        Mr. Holten's employment agreement began in May 2004, automatically renewed for an additional four-year term starting in May 2009, and will run through May 2013. The term of employment shall be renewed automatically for successive four-year periods, unless we provide Mr. Holten, or Mr. Holten provides us, with a written notice to the contrary at least one year prior to the end of any four-year renewal period. Any notice of non-renewal by us shall not be valid unless accompanied by a resolution duly adopted by not less than 3/4 of all of the disinterested members of the Board (or as otherwise required by applicable law, regulations or rules).

Grants of Plan-Based Awards for 2008

        The following table sets forth information regarding grants of restricted stock units to our named executive officers that received RSUs pursuant to our Long-Term Incentive Plan and bonus amounts achievable pursuant to our Management Incentive Compensation Program during 2008. These RSUs represent the right, subject to the terms conditions and vesting schedule of the Plan and applicable restricted stock unit agreement, to receive a distribution of a share of our common stock, The RSUs vest in one-third installments on each of the tenth, eleventh and twelfth anniversaries of the grant date, and the agreements provide for accelerated vesting upon the recipient's retirement.

					All Other Stock Awards: Number of Shares of Stock or Units (2)(#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
						Grant Date Fair Value of Stock and Option Awards ($)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)

James A. Wilhelm	7/1/2008	7,500	150,000	277,500	104,000	22.00

G. Marc Baumann	7/1/2008	9,451	137,475	171,844	42,000	22.00

Michael K. Wolf	7/1/2008	6,532	95,000	118,750	42,000	22.00

Steven A. Warshauer	7/1/2008	7,497	91,800	110,160	42,000	22.00

(1)
The amounts included in columns (c), (d) and (e) reflect the bonus amounts achievable pursuant to our Management Incentive Compensation Program.

(2)
Column (f) sets forth the number of RSUs granted on July 1, 2008.

Outstanding Equity Awards at Fiscal Year-End 2008

        The following table shows grants of stock options and stock awards subject to performance restrictions outstanding on December 31, 2008, the last day of our fiscal year, to those of our named executive officers who received options.

	Option Awards			Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)	Option Exercise Price ($)	Option Expiration Date(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)

James A. Wilhelm	98,914	3.1715	1/30/2012	2,346	(3)	45,372
	22,175	5.75	(1)	104,000	(4)	2,011,360

G. Marc Baumann	11,889	3.1715	1/30/2012	938	(3)	18,141
	16,520	5.75	(1)	42,000	(5)	812,280

Michael K. Wolf	11,889	3.1715	1/30/2012	938	(3)	18,141
	16,520	5.75	(1)	42,000	(6)	812,280

Steven A. Warshauer	15,890	3.1715	1/30/2012	938	(3)	18,141
	12,391	5.75	(1)	42,000	(7)	812,280

(1)
These options have no express termination date. By the terms of the Long-Term Incentive Plan pursuant to which they were issued, the options must be exercised, if at all, within a designated period following the termination of the executive's employment, ranging from 90 days in the case of a termination for any reason other than death, disability or for cause, to 12 months in the case of termination due to death or disability. All rights to exercise these options cease in the event of a termination for cause.

(2)
All listed options are fully vested

(3)
These restricted stock awards, to the extent earned, will vest on 1/1/2010

(4)
These RSUs will vest on 2/9/2012

(5)
These RSUs will vest on 7/16/2015

(6)
These RSUs will vest on 6/20/2011

(7)
These RSUs will vest on 11/16/2019

Option Exercises and Stock Vested During 2008

        The following table shows the number of shares acquired upon exercise of options as well as the shares of stock that became free of restrictions and the value of by each participating named executive officer during the year ended December 31, 2008.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

James A. Wilhelm	27,000	479,064	1,040	20,114

G. Marc Baumann	15,892	302,649	416	8,045

Michael K. Wolf	15,892	270,865	416	8,045

Steven A. Warshauer	15,891	351,930	416	8,045

 Option Re-Pricing

        We have not engaged in any option re-pricings or other modifications to any of our outstanding equity awards during fiscal year 2008.

Pension Benefits

        The following table describes pension benefits to our participating named executive officers:

Executive	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year

James A. Wilhelm	Deferred Compensation Agreement	(1)	$560,780	—

(1)
The benefit provided under Mr. Wilhelm's SERP is not based on a credited service calculation or vesting but rather is a fixed benefit payable at age 65 subject to certain restrictions contained in the Compensation Discussion and Analysis under the section titled "Retirement Benefits and Deferred Compensation Opportunities."

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

        Our named executive officers other than Mr. Holten participated in a Deferred Compensation Plan that provided each with the opportunity to defer an amount which, when combined with his 401(k) plan deferral, will equal the maximum allowable deferral pursuant to the IRS section 415 limits. The following table sets forth the nonqualified deferred compensation of our named executive officers that received such compensation for the fiscal year ending December 31, 2008.

Name (a)	Executive Contributions in Last FY ($)(1) (b)	Aggregate Earnings in Last FY ($)(2) (c)	Aggregate Balance at Last FYE ($) (d)

James A. Wilhelm	42,179	(12,874)	37,126

G. Marc Baumann	12,679	(5,249)	15,251

Michael K. Wolf	22,179	(4,362)	25,639

Steven A. Warshauer	12,679	(5,361)	15,139

(1)
The amounts included in this column are included as Salary in column (c) of the Summary Compensation Table.

(2)
The amounts included in this column represent the loss incurred with respect to the non-qualified deferred compensation contributions by the named executive officer.

Potential Payments Upon Termination or Change-in-Control

  Potential Payments to Chief Executive Officer

        Pursuant to Mr. Wilhelm's employment agreement, if he is terminated for any reason, we are obligated to pay him or his estate, as applicable, an amount equal to his base salary earned through the date of termination plus accrued but unused vacation pay and other benefits earned through the date of termination. In addition, we are required to make the following payments to Mr. Wilhelm:

  •
  if his termination occurs for any reason other than (i) cause, (ii) performance reasons, (iii) his voluntarily resignation without good reason (as defined in his employment agreement) or (iv) his disability, an amount equal to five times the sum of his most recent annual base salary plus the amount of any annual bonus paid to him for the immediately preceding calendar year, payable in equal monthly installments over a period of 60 months;

  •
  if we terminate him for cause, an amount equal to $100,000, payable in equal monthly installments over a period of 18 months; and

  •
  if we terminate him because of performance reasons or he voluntarily terminates his employment without good reason (as defined in his employment agreement), an amount equal to his annual base salary in effect at the date of termination, payable in equal monthly installments over a period of 18 months.

        Pursuant to the terms of his employment agreement, if Mr. Wilhelm's employment is terminated (other than for cause or performance reasons) prior to his attaining age 55, he has the right to purchase certain annuity policies from us for the greater of (i) the cash value of the policies or (ii) the aggregate amount of premiums paid by us on such policies. If Mr. Wilhelm's employment is terminated after he attains age 55 (other than for cause or performance reasons), he may elect to have the policies assigned to him or he may elect to have us maintain the policies, provided that the cost of maintaining such policies shall be Mr. Wilhelm's obligation (subject to our payment of all policy premiums for each year beyond age 55 that Mr. Wilhelm continues to be employed by us). If Mr. Wilhelm's employment is terminated at any time as a result of his disability, he may elect to have one hundred percent (100%) of our ownership interest in the annuity policies assigned to him or require us to maintain the policies, with the cost of such maintenance to be borne by us. Notwithstanding the foregoing, (a) if Mr. Wilhelm's employment is terminated as the result of his death prior to attaining age 58 or he dies prior to his acquiring ownership in the annuity policies, we shall pay his beneficiary the full death benefits payable under the policies as reduced by the greater of (i) the total premiums paid by us in connection with such policies or (ii) the present value of future benefits provided by such policies, and (b) if Mr. Wilhelm's employment is terminated as the result of his death after attaining age 58 or at any time after he has acquired ownership of any of the annuity policies, we shall pay his beneficiary, without reduction, the full death benefits payable under all annuity policies that have not previously been acquired by Mr. Wilhelm.

  Potential Payments to John V. Holten

        Pursuant to Mr. Holten's employment agreement, if his employment is terminated without cause, he voluntarily terminates his employment for good reason, he is terminated following a change in control or we choose not to renew his employment term, he will be entitled to (i) in the event of termination without cause, for good reason or after a change in control, continue to receive through what would have been the last day of the employment term, plus for two years thereafter, the base salary and any annual incentive bonus, as if no termination had occurred; or, in the event of non-renewal, the base salary and any annual bonus for two years thereafter; (ii) medical insurance continuation coverage for the period during which base salary is being paid under clause (i) above; (iii) receive reimbursement for reasonable expenses for maintaining an executive office and secretarial assistance for five years from termination of employment; (iv) payment of unpaid base salary through the termination date; and (v) accrued but unused vacation days and any unpaid bonuses, and reimbursement for any unreimbursed expenses incurred, through the date of termination, and all other payments, benefits and rights under any benefit, compensation, incentive, equity or fringe benefit plan, program or arrangement or grant. Mr. Holten also agrees that, if his employment terminates at any time, that he will be subject to a two-year non-competition agreement for which he will receive up to $200,000 in continuation payments for the two-year period; provided, however, any severance payments described above will be reduced by such continuation payments. In the event Mr. Holten breaches the non-competition restrictions of the employment agreement at any time during the two-year period following the date of termination, our obligation to make any continuation payments immediately ceases.

        If Mr. Holten's employment terminates due to death or disability, he or his estate, as the case may be, will receive: (i) payment of unpaid base salary through the termination date and the base salary for the then-remaining employment term; (ii) a pro-rata portion of the annual bonus amount for the year in which such termination occurs; and (iii) any benefits mandated under COBRA (the costs of which will be paid for by us); and (iv) the benefits under clause (v) of the preceding paragraph. If Mr. Holten's employment is terminated for cause, if Mr. Holten terminates his employment without good reason, or if he fails to renew his employment term, he is entitled to the payment of his base salary through his final day of active employment, continuation payments (which shall be $50,000 if he is terminated for cause) during the two-year non-competition period, plus any accrued but unused vacation pay, to be paid within 30 days following the termination. If any payments to Mr. Holten upon a change of control are subject to excise tax under Section 4999 of the Internal Revenue Code, we will make an additional tax equalization payment on his behalf to gross up those excise and other resulting taxes.

  Potential Payments to Other Named Executive Officers

        Each of our employment agreements with Messrs. Wolf, Warshauer and Baumann is terminable by us for cause. If their employment is terminated by reason of their death, we are obligated to pay their respective estates an amount equal to the base salary earned through the end of the calendar month in which death occurs, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. If the employment of Messrs. Wilhelm, Wolf, Warshauer or Baumann is terminated by reason of their disability, we are obligated to pay him or his legal representative an amount equal to his annual base salary for the duration of the employment period in effect on the date of termination, reduced by amounts received under any disability benefit program, plus any earned and unpaid annual bonus, vacation pay and other benefits earned through the date of termination. Upon termination of the employment of Messrs. Wolf, Warshauer or Baumann for any reason other than cause or the executive's voluntary resignation without good reason, we must (i) pay the executive, for a period of 24 months following termination, payments at the rate of the executive's most recent annual base salary and annual target bonus, and (ii) provide the executive and/or his family with certain other benefits. Upon termination of the employment of Messrs. Wolf, Warshauer or Baumann for cause or by reason of the executive's voluntary resignation without good reason, we must pay the executive the sum of $50,000 over a 12 month period.

        Messrs. Wolf, Warshauer and Baumann are subject to non-competition and non-solicitation agreements for 24 months following termination of their employment.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Wilhelm, our President and Principal Executive Officer as if his employment terminated as of December 31, 2008, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason or Termination by Company for Performance Reasons ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause or Performance Reasons ($)		Termination by Company for Cause ($)

Compensation
Base salary	624,576	(1)	4,294,380	(2)	4,294,380	(2)	100,000	(1)

Target cash incentive	—			(3)		(3)	—

Stock Options—Unvested and Accelerated	—		—		—		—

Benefit and Perquisites
Health Benefits	—		65,930	(4)	65,930	(4)	—

Total	624,576		4,360,310		4,360,310		100,000

(1)
Payable as salary continuation over 18 months.

(2)
Payable as salary continuation over 60 months.

(3)
Target incentive is included within calculation of base salary per employment agreement severance provision.

(4)
Estimated cost of health insurance coverage continuation for 60 months computed at current premium.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Holten, our Chairman, as if his employment terminated as of December 31, 2008, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)		Termination by Company in Connection with a Change in Control ($)

Compensation
Base salary	200,000	(1)	2,924,139	(2)	2,924,139	(2)	50,000	(1)	2,924,139	(2)

Target cash incentive	—		—		—		—		—

Stock Options—Unvested and Accelerated	—		—		—		—		—

Benefits and Perquisites
Health Benefits	—		84,426	(3)	84,426	(3)	—		84,426	(3)

Car Allowance	—		111,484	(2)	111,484	(2)	—		111,484	(2)

Other expense reimbursements	—		1,129,135	(4)	1,129,135	(4)	—		1,129,135	(4)

Tax Equalization Payment	—		—		—		—		661,177	(5)

Total	200,000		4,249,184		4,249,184		50,000		4,910,361

(1)
Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(2)
Payable as salary continuation through the remainder of employment agreement term plus two additional years.

(3)
Estimated cost of health insurance coverage continuation computed at current premium for remainder of employment agreement term plus additional two years.

(4)
Estimated reimbursement cost for expenses to maintain an office for five years after termination of employment, payable over five years.

(5)
Tax gross up to cover excise tax on "excess parachute payment" that would become due if Mr. Holten resigns within three months after a Change in Control. Under Mr. Holten's employment agreement, a "Change in Control" occurs if, as a result of any person (as defined in Section 3 of the Securities Exchange Act of 1934 (the "Act") and used in Rule 13d-5 of the SEC under the Act) or group (as defined in Section 13(d) of the Act) becoming the beneficial owners of twenty-five percent (25%) or more of the common stock of the Company, Mr. Holten ceases to own, directly or indirectly, a majority of the outstanding equity interests of the Company. A Change in Control does not occur, however, if Mr. Holten, by written agreement executed before such Change in Control, is a participant in the transaction that results in Mr. Holten's ownership interest ceasing to be a majority interest.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Baumann, our Principal Financial Officer, as if his employment terminated as of December 31, 2008, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)

Compensation
Base salary	50,000	(1)	803,840	(2)	803,840	(2)	50,000	(1)

Target cash incentive	—		274,950	(2)	274,950	(2)	—

Stock Options—Unvested and Accelerated	—		—		—		—

Benefits and Perquisites
Health Benefits	—		23,076	(3)	23,076	(3)	—

Insurance funding	—		931,362	(4)	931,362	(4)	—

Total	50,000		2,029,931		2,029,931		50,000

(1)
Payable as salary continuation for 12 months.

(2)
Payable as salary continuation for 24 months.

(3)
Estimated cost of health insurance coverage continuation until October 1, 2010 computed at current premium.

(4)
Estimated cost of certain life insurance policy payments until age 65 computed based on 2008 premiums.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Wolf, an Executive Vice President, as if his employment terminated as of December 31, 2008, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)

Compensation
Base salary	50,000	(1)	765,212	(2)	765,212	(2)	50,000	(10)

Target cash incentive	—		190,000	(2)	190,000	(2)	—

Stock Options—Unvested and Accelerated	—		—		—		—

Benefits and Perquisites
Health Benefits	—		16,483	(3)	16,483	(3)	—

Insurance/investment funding	310,000	(4)	310,000	(4)	310,000	(4)	310,000	(4)

Total	360,000		1,281,695		1,281,695		360,000

(1)
Payable as salary continuation for 12 months.

(2)
Payable as salary continuation for 24 months.

(3)
Estimated cost of health insurance coverage continuation until March 26, 2010 computed at current premium.

(4)
Cost of certain life insurance or other investment vehicle payments until age 65.

        Post-Employment Payments—The following table describes certain potential payments and benefits upon termination for Mr. Warshauer, an Executive Vice President, as if his employment terminated as of December 31, 2008, the last business day of the fiscal year.

Compensation Component	Voluntary Resignation Not for Good Reason ($)		Voluntary Resignation for Good Reason ($)		Termination by Company Not for Cause ($)		Termination by Company for Cause ($)

Compensation
Base salary	50,000	(1)	859,332	(2)	859,332	(2)	50,000	(1)

Target cash incentive	—		183,600	(2)	183,600	(2)	—

Stock Options—Unvested and Accelerated	—		—		—		—

Benefits and Perquisites
Health Benefits	—		13,186	(3)	13,186	(3)	—

Total	50,000		1,056,118		1,056,118		50,000

(1)
Payable as salary continuation over 12 months subject to compliance with covenant not to compete.

(2)
Payable as salary continuation over 24 months subject to compliance with covenant not to compete.

(3)
Estimated cost of health insurance coverage continuation through December 31, 2009 computed at current premium.

 DIRECTOR COMPENSATION

Director Compensation Disclosure Table

        The following table sets forth the compensation earned, awarded or paid for services rendered to us for the fiscal year ending December 31, 2008 by our non-executive directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Total ($)

Karl G. Andren	67,500	79,996		—	147,496

Charles L. Biggs	87,500	54,999		—	142,499

Karen M. Garrison	85,000	54,999		—	139,999

Gunnar Klintberg	—		(1)	—	—	(2)

Leif F. Onarheim	67,500	54,999		—	122,499

A. Petter Østberg	—	54,999		—	54,999

Robert S. Roath	92,500	54,999		—	147,499

(1)
Does not include 2,700 shares that Mr. Klintberg elected to defer acquiring until January 1, 2010, pursuant to a deferred compensation plan offered by us.

(2)
Does not include amounts paid under the Consulting Agreement between Mr. Klintberg and us, which totaled $128,697 in 2008.

        In 2008 Karl G. Andren, Charles L. Biggs, Karen M. Garrison, Leif F. Onarheim and Robert S. Roath, collectively referred to as "outside directors," each received $30,000 in cash as an annual retainer. All of the directors, except Messrs. Holten and Wilhelm, received a fully vested stock grant of 2,700 shares of common stock on April 22, 2008. All of the directors, except Messrs. Holten, Wilhelm, Østberg and Klintberg receive $2,500 for each Board or Committee meeting that they attend, and all directors receive reimbursement for expenses incurred in connection with such meetings. The Chair of the Audit Committee received an additional annual retainer of $20,000, and the chair of the Nominating & Corporate Governance Committee and Chair of the Compensation Committee each received an additional retainer of $10,000 per year.

TRANSACTIONS WITH RELATED PERSONS AND CONTROL PERSONS

        The following is a summary of transactions during 2008 between the Company and our executive officers, directors, nominees, principal stockholders and other related persons involving amounts in excess of $120,000. Each of the transactions with a related person described below has been approved by the Audit Committee.

Stock Redemption from Former Majority Stockholder

        In December 2007, our Board authorized us to repurchase our common stock, on the open market or through private purchases, up to $25.0 million, provided that we met certain financial tests. In July 2008, our Board authorized an additional $60.0 million in common stock repurchases. In connection with these stock repurchase programs, we were authorized to repurchase shares from Steamboat, our former majority stockholder, at the same price that we pay in each open-market purchase. We acquired 1,622,220 shares at an average price of $19.93, including average commissions of $0.03 per share, totaling $32.3 million through open market purchases during the year ended December 31, 2008. Steamboat sold to us 1,386,722 shares at an average price of $19.96, totaling $27.7 million during the year ended December 31, 2008.

Management Contracts and Related Arrangements with Affiliates

        We entered into a consulting agreement with D&E Parking, Inc. and Dale Stark, a former Senior Vice President of the Company, that became effective on May 1, 2007. This consulting agreement is for a period of three years, terminating on April 30, 2010. Per the terms of the agreement, consideration for services provided are $250,000 per year. In addition, the consultant is eligible for a consultant fee of up to $50,000 per year. In consideration of the services provided by D&E under this arrangement, we paid D&E $401,000 in 2008.

        On December 31, 2000, we sold, at fair market value, certain contract rights to D&E. In July 2007, we bought back certain contract rights for approximately $1,472,000 ($850,000 paid in cash and $622,000 gain through the sale of certain contract rights), representing five locations. The Company continued to operate an additional location through January 2008, at which time the location was sold to an unrelated third party. We received net management fees and reimbursement for support services in connection with the operation of the parking facilities from D&E. We recorded net management fees of $4,000 in 2008.

        In 2008 we provided property management services for twenty separate retail shopping centers and commercial office buildings in which D&E has an ownership interest. Dale Stark is the managing member of each property ownership entity. In consideration of the property management services we provided for these twenty properties, we recorded net management fees totaling $632,000in 2008.

        In 2008 our wholly owned subsidiary, Preferred Response Security Services, Inc., provided security services for a retail shopping center owned by D&E. We recorded net management fees amounting to $34,000 for these security services in 2008. In 2008 we provided sweeping and power washing for two retail shopping facilities in which D&E has an ownership interest. For these services we recorded net management fees totaling $9,000.

Gunnar Klintberg Consulting Agreement and Holberg Agreement

        We entered into a consulting agreement with Gunnar Klintberg, a member of our Board, on March 1, 2004, pursuant to which Mr. Klintberg has been engaged in the promotion and development of new parking operations and the consummation of contracts to operate parking facilities on our behalf primarily in the New York City metropolitan area. The initial term of Mr. Klintberg's agreement was for one year, renewable year to year unless terminated by either party on 60 days' notice. Upon the expiration of the initial term of the consulting agreement on March 31, 2005, the agreement was automatically extended for an additional year. On March 15, 2006, we amended Mr. Klintberg's consulting agreement, effective as of July 1, 2005. The amendment changed the commencement date of the term of the consulting agreement from a fiscal year commencing March 1 to a calendar year so that each new one year term, as applicable, commences on January 1. Under the terms of the amendment to his consulting agreement, Mr. Klintberg is paid a retainer of $125,000 annually, in addition to the following percentages of the net profit, for up to three years, for any new parking location he is responsible for bringing to us and which results in the consummation of a final executed contract: 15% in year one, 10% in year two and 5% in year three. To the extent that Mr. Klintberg is not responsible for one or more aspects of consummating a contract to operate a new parking location, in the judgment of our executive vice president having operational responsibility for the New York City metropolitan area, his percentage of the net profit may be reduced. Mr. Klintberg additionally may receive up to 5% of the net profit for the renewal of an existing location. Mr. Klintberg is entitled to reimbursement of reasonable business expenses incurred in connection with the performance of his consulting services upon our advance approval. In consideration of the services provided by Mr. Klintberg, we paid him an annual retainer fee and percentages of net profit totaling $128,697 in 2008.

        Mr. Klintberg is also party to an agreement with Holberg Incorporated (the "Holberg Agreement"), which is effective from January 1, 2006 for a term of seven years. (Mr. Holten is the chairman and chief executive officer of Holberg Incorporated, our indirect parent until 2001.) Under the Holberg Agreement, Mr. Klintberg has agreed to provide services to Holberg Incorporated in exchange for compensation, some of which may be affected by Mr. Klintberg's employment with us and the value of his options, stock appreciation rights and other similar interests based on our common stock. Specifically, the Holberg Agreement provides that Mr. Klintberg's termination payment with Holberg Incorporated will be decreased dollar-for-dollar by the then current value of his options, stock appreciation rights and other similar interests based on our common stock that have been granted to him by us and our affiliates pursuant to then existing arrangements. In addition, Mr. Klintberg is entitled to a payment of $125,000 per annum under the Holberg Agreement in the event that his existing consulting agreement with us is terminated due to our sale of us or is terminated without cause or for other specified reasons. We are not a party to the Holberg Agreement.

SECURITY OWNERSHIP

Beneficial Ownership of Directors and Executive Officers

        The following table sets forth information regarding the beneficial ownership of our common stock as of July 1, 2009, by:

  •
  each of the executive officers named in the "Summary Compensation Table" above;

  •
  each of our directors and nominees for director; and

  •
  all current directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 1, 2009, are deemed issued and outstanding. These shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

        Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property.

        Percentage beneficially owned is based on 15,270,057 shares of common stock outstanding on July 1, 2009, and is calculated in accordance with the rules of the Securities and Exchange Commission.

Unless otherwise indicated, the address of each of the individuals named below is: c/o Standard Parking Corporation, 900 North Michigan Avenue, Suite 1600, Chicago, Illinois 60611.

	Beneficial Ownership
Name of Beneficial Owner	Number of Shares Beneficially Owned		Shares Issuable Pursuant to Options Exercisable Within 60 days of July 1, 2009		Percent Beneficially Owned (%)
John V. Holten(1)	—		—		—
James A. Wilhelm	112,506	(2)	124,089		1.5
Michael K. Wolf	43,354	(3)	28,410		*
Steven A. Warshauer	47,864	(3)	28,281		*
G. Marc Baumann	43,562	(3)	28,410		*
Gunnar E. Klintberg	16,820		7,648		*
Karl G. Andren	3,784		—		*
Charles L. Biggs	12,222		15,952		*
Karen M. Garrison	20,222		15,952		*
Leif F. Onarheim	10,222		15,952		*
A. Petter Østberg	6,800	(4)	260,475	(5)	1.7
Robert S. Roath	22,222		7,648		*
Timothy J. White	—		—		—
All directors and executive officers as a group (17 persons)	514,236		619,298		7.1

*
Less than 1% of the outstanding shares of common stock.

(1)
Mr. Holten is the Chairman and a director of our Company, and the sole trustee of The JVH Descendants' 2007 Trust, a Connecticut trust for the benefit of the descendants of John V. Holten (the "2007 Trust"). Mr. Holten, Brats, LLC, a Delaware limited liability company ("Brats"), and the 2007 Trust are the owners of 100% of the membership units in Vinland Industries LLC, a Delaware limited liability company ("VIL"), which is the owner of 100% of the membership interest in Steamboat Industries LLC, a New York limited liability company ("Steamboat"). Mr. Holten is the sole manager of Brats, VIL and Steamboat. The address of the 2007 Trust, Brats, VIL and Steamboat and the business address of Mr. Holten is 545 Steamboat Road, Greenwich, Connecticut 06830.

On May 15, 2009, the shares of common stock owned by Steamboat, which had been pledged as collateral for a loan from certain unaffiliated financial institutions, were accepted by such financial institutions in satisfaction of such loan; provided that pursuant to an agreement dated February 12, 2009 among John V. Holten, Steamboat and such financial institutions, such financial institutions are obligated to pay to Steamboat an amount equal to any cash proceeds that such financial institutions receive upon disposition of such common stock that are in excess of an agreed upon threshold.

Does not inlcude a pecuniary interest in 7,581,842 shares held by the GSO Funds (as defined below) and CML VII, LLC, or an indirect pecuniary interest in 6,000 shares of common stock owned by Mr. Holten's spouse. See "Beneficial Ownership of More than Five Percent of Common Stock." Mr. Holten and his affiliated entitities disclaim beneficial ownership over these securities except to the extent of their pecuniary interests therein.

(2)
Includes 2,346 shares of restricted stock and 104,000 restricted stock units.

(3)
Includes 938 shares of restricted stock and 42,000 restricted stock units.

(4)
Includes 700 shares held by Mr. Østberg's wife. Mr. Østberg disclaims beneficial ownership of the shares held by his wife.

(5)
Comprised of options to purchase 150,533 shares of common stock held by Mr. Østberg. Also includes options to purchase 109,942 shares held by a trust for the benefit of Mr. Østberg's descendents, of which Mrs. Østberg is the sole trustee, and a limited liability company of which Mr. and Mrs. Østberg are the sole managing members. Mr. Østberg disclaims beneficial ownership of the shares held by this trust and the limited liability company.

(6)
Includes 8,912 shares of restricted stock and 398,000 restricted stock units issued to the executive officers as a group.

Change in Control

        In February 2009, we were informed by our majority stockholder at that time, Steamboat Industries LLC, that Steamboat intended to sell a majority (and potentially all or substantially all) of its stake in the Company. This proposed sale was intended to raise sufficient proceeds to repay a loan that Steamboat had with third-party lenders. The loan was secured by a pledge of all of Steamboat's common stock in the Company and was in the amount of approximately $119 million as of May 15, 2009. Such third-party lenders provided Steamboat with extensions of the loan to May 15, 2009 to permit Steamboat sufficient time to effect such sale. Steamboat was not able to raise sufficient proceeds to repay the loan. Accordingly, on May 15, 2009, 7,581,842 shares were transferred by Steamboat to the following third-party lenders: GSO Special Situations Overseas Master Fund, Ltd.; GSO Special Situations Overseas Benefit Plan Fund, Ltd.; CML VII, LLC; GSO Special Situations Fund LP; and GSO Capital Opportunities Fund LP (collectively, the "Lenders").

        Immediately prior to this transfer, Steamboat, which is controlled by our chairman, John V. Holten, held voting power or a pecuniary interest with respect to 7,687,842 shares, or 50.3%, of our common stock. Following the transfer, the Lenders collectively hold 7,581,842 shares, or 49.7%, of our common stock. Accordingly, we have ceased to be a "controlled company" under the NASDAQ rules. The Company intends to appoint independent directors to its Compensation Committee and Nominating and Corporate Governance Committee in a timely manner to comply with NASDAQ rules.

        We are currently in compliance with all of our financial and other covenants under our credit facility, including the prohibition on transfer of majority control. In addition, the Lenders have agreed not to engage in certain actions to determine to vote (or direct the voting of) or to dispose of pledged shares that are in excess of 50% of our common stock, which restrictions are intended to avoid causing a possible future change in control under the Company's credit facility.

        In addition, the Lenders have agreed not to engage or cause any of their affiliates or associates to engage in any merger, consolidation or similar transaction of the Company or any direct or indirect majority-owned subsidiary of the Company unless such transaction has been approved by (i) the Board and (ii) a majority of the "Continuing Directors." This agreement expires on February 11, 2010.

        On June 17, 2009, Timothy J. White was elected as a member of the Board to fill the vacancy created by the increase in the size of our Board from nine to ten members. His term commenced on June 17, 2009, and expires our Annual Meeting, or until his successor is duly elected and qualified. Mr. White is a Senior Managing Director and Co-Head of Mezzanine Investing and Head of Private Equity Investing for GSO Capital Partners LP, an affiliate of all but one of the Lenders. There are no arrangements or understandings between Mr. White and any other person pursuant to which he was elected as a director. Mr. White's compensation as a director will be provided on the same basis as that provided to our other non-management directors. There have been no transactions between Mr. White and us during the prior fiscal year which would be required to be reported.

 Beneficial Ownership of More than Five Percent of Common Stock

        The following table sets forth information regarding the beneficial ownership of our common stock as of July 1, 2009, by each person (or group of affiliated persons) who is known by us to own beneficially 5% or more of our common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent Beneficially Owned (%)
GSO Special Situations Funds LP(1)	2,505,409		16.4
GSO Special Situations Overseas Master Fund, Ltd.(1)	1,707,263		11.2
GSO Special Situations Overseas Benefits Plan Fund, Ltd.(1)	160,615		1.1
GSO Capital Opportunities Fund LP(1)	1,396,854		9.1
CML VII, LLC(2) 411 W. Putnam Ave., Ste. 425 Greenwich, CT 06830	1,811,701		11.9
Loomis Sayles & Co., L.P(3). One Financial Center Boston, MA 02111	1,127,877	(3)	7.4

(1)
GSO Capital Partners LP is the investment manager of each of GSO Special Situations Funds LP, GSO Special Situations Overseas Master Fund, Ltd., GSO Special Situations Overseas Benefits Plan Fund, Ltd. and GSO Capital Opportunities Fund LP (collectively, the "GSO Funds"), and in that respect holds discretionary investment authority for each of them, and, accordingly, may be deemed to be the beneficial owner of the shares held by the GSO Funds. GSO Advisor Holdings L.L.C. is the general partner of GSO Capital Partners LP, and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Holdings I L.P. is the sole member of GSO Advisor Holdings L.L.C., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Holdings I/II GP Inc. is the general partner of Blackstone Holdings I L.P., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. The Blackstone Group L.P. is the controlling shareholder of Blackstone Holdings I/II GP Inc., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Blackstone Group Management L.L.C. is the general partner of The Blackstone Group L.P., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Stephen A. Schwarzman is the founding member of Blackstone Group Management L.L.C., and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. In addition, each of Bennett J. Goodman, J. Albert Smith III and Douglas I. Ostrover may have shared investment control with respect to the shares held by the GSO Funds, and, accordingly, may also be deemed to be the beneficial owner of the shares held by the GSO Funds. Each of the above, other than the GSO Funds, disclaims beneficial ownership of the shares held by each of the GSO Funds, except to the extent of such party's pecuniary interest therein. The address of each of the GSO Funds is 280 Park Ave., 11th floor, New York, NY 10017.

(2)
Contrarian Funds, L.L.C. is the sole member of CML VII, LLC. Contrarian Capital Management, L.L.C. is the investment manager of CML VII, LLC. Jon R. Bauer is managing member of Contrarian Capital Management, L.L.C. Contrarian Capital Management, L.L.C. and Jon R. Bauer disclaim beneficial ownership of the reported securities held by CML VII, LLC except to the extent of their pecuniary interest therein.

(3)
Based solely on information obtained from a Schedule 13G filed by Loomis Sayles & Co., L.P. with the SEC on or about February 13, 2009. The foregoing has been included solely in reliance upon, and without independent investigation of, the disclosures contained in Loomis Sayles & Co., L.P.'s Schedule 13G.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        At its meeting on March 10, 2009, the Audit Committee recommended the appointment of Ernst & Young LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2009. At the Annual Meeting, our stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. You may cast your vote in favor of or against this proposal, or you may elect to abstain from voting your shares.

        We expect that one or more representatives of Ernst & Young LLP will be present at the Annual Meeting. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to any appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 2, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

 AUDIT COMMITTEE DISCLOSURE

General

        The Audit Committee of the Board is primarily responsible for the oversight of the quality and integrity of our accounting and reporting practices and controls, and our financial statements and reports; compliance with legal and regulatory requirements; the independent auditors' qualifications and independence; and the performance of our internal audit function and independent auditors. A complete description of the Committee's function may be found in its charter, which may be accessed through the Corporate Governance section of our website, accessible through our Investor Relations page at www.standardparking.com.

Independent Auditors' Fees

        The Audit Committee, with the approval of the stockholders, engaged Ernst & Young LLP to perform an annual audit of our financial statements for the fiscal year ended December 31, 2008. The following table describes fees for professional audit services rendered by Ernst & Young LLP, our principal accountant, for the audit of our annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by Ernst & Young LLP during these periods.

Type of Fee	2008	2007
Audit Fees(1)	$851,270	$807,400
Audit-Related Fees(2)	31,700	30,350
Tax Fees	—	—
All Other Fees(3)	3,500	3,265

Total	$886,470	$841,015

    (1)
    Audit Fees include the aggregate fees paid by us during the year indicated for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, including review of registration statements and issuance of consents. In 2008, Audit Fees also included review of a Form S-8 registration statement and the issuance of a consent. The fees for 2007 are $19,000 higher than reported in our Proxy Statement for our 2008 annual meeting due to audit fees incurred but not communicated until after the mailing of our 2008 Proxy Statement.

    (2)
    Audit Related Fees include the aggregate fees paid by us during the year indicated for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees, including general accounting advice and opinions related to various employee benefit plans and due diligence related to mergers and acquisitions. For 2008 and 2007, Audit Related Fees consist of 401(k) audit fees in the amount of $31,700 and $30,350, respectively.

    (3)
    All Other Fees include the aggregate fees paid by us during the year indicated for products and services provided by Ernst & Young LLP, other than the services reported above. In 2008 and 2007 All Other Fees consists of fees related to online research tools.

Procedures for Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

        Pursuant to our pre-approval policy and procedures, the Audit Committee was responsible for reviewing and approving, in advance, any audit and any permissible non-audit engagement or relationship between the Company and our independent auditors. The Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of our independent auditors, and has established a policy concerning the pre-approval of services performed by our independent auditors. Each proposed engagement not specifically identified by the Securities and Exchange Commission as impairing independence is evaluated for independence implications prior to entering into a contract with the independent auditor for such services. The Audit Committee has approved in advance certain permitted services whose scope is consistent with auditor independence. These services are the audit of our annual financial statements and review of financial statements included in our Forms 10-Q and Form 10-K, and 401(k) Plan audit for 2008 was approved by the Audit Committee on May 5, 2008. Additionally, each permissible audit and non-audit engagement or relationship between us and Ernst & Young LLP entered into since December 1, 2002 has been reviewed and approved by the Board or the Audit Committee, as provided in our pre-approval policies and procedures.

        We have been advised by Ernst & Young LLP that substantially all of the work done in conjunction with its 2008 audit of our financial statements for the most recently completed year was performed by permanent, full-time employees and partners of Ernst & Young LLP. We have received confirmation and a letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP's communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence.

Report of the Audit Committee

        In connection with the financial statements for the fiscal year ended December 31, 2008, our Audit Committee has been focused on several topics, including:

            (i)  the oversight of our Section 404 internal controls project, including a review and assessment of the scope, principles, plans, risk areas and budget for the project and direct discussions with our independent auditors and our internal audit department;

           (ii)  a review and assessment of our internal audit, controllership and finance functions;

          (iii)  a review of our risk management efforts, including its insurance and our compliance program and related investigations;

          (iv)  discussions with Ernst & Young LLP and management of accounting topics, discussions concerning proposed rules of the Public Company Accounting Oversight Board, and a review of our critical accounting policies;

           (v)  monitoring the processes by which our CEO, CFO and Corporate Controller certify the information contained in our quarterly and annual filings;

          (vi)  reviewing and approving our policy regarding the retention of auditors and considering and approving such retentions as appropriate;

         (vii)  reviewing our approach toward establishing reserves;

        (viii)  reviewing and discussing with management each of our quarterly financial statements and our audited financial statements for 2008, and related issues and disclosure items, along with a discussion with Ernst & Young LLP of those matters identified by the Statement of Auditing Standards Board Standard No. 61, as amended, "Communication with the Audit Committee," and our related press releases in connection with our quarterly reports and discussed and reviewed the results of Ernst & Young LLP examination of the financial statements; and

          (ix)  discussing with Ernst & Young LLP its written disclosure letter as required by the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussing its independence and related issues.

        As part of its oversight role and in reliance upon its reviews and discussions as outlined above, the Audit Committee recommended, and the Board approved, the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC and presentation to our stockholders. The Audit Committee also recommended that Ernst & Young LLP be re-appointed as our independent auditors to serve until the 2010 annual meeting of stockholders, and that the Board submit this appointment to our stockholders for approval at the Annual Meeting.

  THE AUDIT COMMITTEE

  Robert S. Roath (Chair)
  Karl G. Andren
  Charles L. Biggs
  Karen M. Garrison

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our equity securities to file with the Securities and Exchange Commission initial reports of beneficial ownership of the common stock and reports of changes in their beneficial ownership and to furnish us with copies of those reports.

        To our knowledge, based solely upon a review of copies of reports furnished to us or written representations from certain reporting persons, we believe that during 2008, all Section 16(a) filing requirements applicable to our officers, directors and 10% stockholders were met in a timely manner, except in the following instances: Karl G. Andren filed a Form 3 late upon becoming a director, and he also filed one Form 4 late reporting one transaction.

SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

        If any stockholder intends to present a proposal to be considered for inclusion in our proxy material in connection with the 2009 Annual Meeting of Stockholders, the proposal must be in proper form (per SEC Regulation 14A, Rule 14a-8—Stockholder Proposals) and received by the Secretary of the Company on or before March 18, 2010, the date that is 120 calendar days before the anniversary of the release date of our 2009 annual meeting proxy statement.. Stockholder proposals to be presented at the 2009 Annual Meeting of Stockholders that are not to be included in the Company's proxy materials must be received by the Company no earlier than March 1, 2010, nor later than March 31, 2010, in accordance with the procedures set forth in our Bylaws.Any stockholder who wishes to submit a stockholder proposal should send it to the General Counsel and Secretary, Standard Parking Corporation, 900 N. Michigan Ave, Suite 1600, Chicago Illinois 60611.

INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled "Report of the Audit Committee" (to the extent permitted by the rules of the SEC), "Report of the Compensation Committee," and "Report of the Nominating & Corporate Governance Committee" will not be deemed incorporated, unless specifically provided otherwise in that other filing.

THE BOARD OF DIRECTORS

        Chicago, July 17, 2009

PROXY STANDARD PARKING CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING ON JULY 30, 2009 The undersigned hereby constitutes and appoints James A. Wilhelm, President and Chief Executive Officer, and Robert N. Sacks, Executive Vice President, General Counsel and Secretary, or any of them acting in the absence of the other, his or her true and lawful agents and proxies, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote for the undersigned as designated on the reverse side, at the Annual Meeting of Stockholders to be held at the Whitehall Hotel, 105 East Delaware Place, Chicago, IL, on July 30, 2009, at 8:00 a.m. local time, and at any adjournments thereof, on all matters coming before said meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, both dated July 17, 2009, and hereby revokes any proxy or proxies heretofore given to vote at said meeting or any adjournment thereof. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. THE PROXY HOLDERS CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. ACTION TAKEN PURSUANT TO THIS PROXY CARD WILL BE EFFECTIVE AS TO ALL SHARES THAT YOU OWN. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on July 30, 2009. This Proxy Statement and our 2008 Annual Report to Stockholders are available at http://www.cstproxy.com/standardparking/2009 This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR items 1 and 2. This proxy will be voted, in the discretion of proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment thereof. (Continued, and to be dated and signed, on the reverse side) . FOLD AND DETACH HERE AND READ THE REVERSE SIDE .

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING: . FOLD AND DETACH HERE AND READ THE REVERSE SIDE . Votes must be indicated (x) in Black or Blue ink X COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2009 NOTE: Please sign exactly as name appears hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign. 1. Election of six directors to serve until the 2010 annual meeting of Standard Parking stockholders, and until the respective successor of each is duly elected and qualified. Nominees: 01 Charles L. Biggs 04 Robert S. Roath 02 Karen M. Garrison 05 Timothy J. White 03 John V. Holten 06 James A. Wilhelm 2. To appoint Ernst & Young LLP as independent auditors for fiscal 2009. To change your address, please mark this box. I plan to attend the Annual Meeting. (Please sign, date and return this proxy in the enclosed postage prepaid envelope.) FOR ALL WITHHOLD AUTHORITY *EXCEPTIONS FOR AGAINST ABSTAIN (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME.)